FOR IMMEDIATE RELEASE
November 21, 2008
For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

                  ORITANI FINANCIAL CORP. ANNOUNCES RESULTS OF
               ANNUAL MEETING AND A THIRD SHARE REPURCHASE PROGRAM

Township of Washington, N.J., November 21, 2008 - Oritani Financial Corp. (Nasdaq: ORIT) (the "Company"), the holding company for Oritani Bank (the "Bank"), today announced that its Board of Directors has authorized the repurchase of up to 10% of its outstanding shares of common stock (excluding shares held by Oritani Financial Corp., MHC), or 1,061,098 shares.

"After the completion of our second repurchase program, we still had two to three times the capital ratios necessary to be classified as well-capitalized by the FDIC. While our strategic plans for organic growth remain aggressive, we continue to see value in utilizing repurchases to enhance shareholder value." said Kevin J. Lynch, Chairman, President and Chief Executive Officer. Oritani's assets grew at an annualized rate of 33.0% over the quarter ended September 30, 2008 and the Bank recently opened two de novo branch offices.

Oritani Financial Corp. will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

The annual meeting of shareholders of Oritani Financial Corp. was also held today. All proposals presented were approved by the shareholders at the meeting. The specific items approved, along with the percentage of votes in favor of the measure, are presented below:

  1.  Election to serve as directors of the Company for a three year term:
        a.  James J. Doyle, Jr. (98.4%)
        b.  John J. Skelly, Jr. (98.1%)
  2.  Approval of the Executive Officer Annual Incentive Plan (97.4%)
  3. Ratification of the appointment of KPMG LLP and the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2009 (99.8%).

About Oritani Financial Corp.

Oritani Financial Corp. is the holding company for Oritani Bank, a bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to their individual and business customers. The Bank currently operates its main office and 20 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

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